SUB-ITEM 77M:  Mergers

Pursuant to the
Securities Act of 1933,
as amended, and the
General Rules and
Regulations
thereunder, a
Registration Statement
on Form N-14, SEC
File No. 333-14574,
was filed on March 14,
2014.  This filing
relates to an
Agreement and Plan of
Reorganization
whereby Federated
Total Return
Government Bond
Fund (Surviving Fund),
acquired all of the
assets of Huntington
Intermediate
Government Income
Fund (Acquired Fund),
a portfolio of The
Huntington Funds, in
exchange for shares of
the Surviving Fund.
Shares of the Surviving
Fund were distributed
on a pro rata basis to
the shareholders of the
Acquired Fund in
complete liquidation
and termination of the
Acquired Fund.  As a
result, effective May
16, 2014, each
shareholder of the
Acquired Fund became
the owner of Surviving
Fund shares having a
total net asset value
equal to the total net
asset value of his or
her holdings in the
Acquired Fund.

The Agreement and
Plan of Reorganization
providing for the
transfer of the assets of
the Acquired Fund to
the Surviving Fund
was approved by the
Board of Directors by
Unanimous Written
Consent dated March
13, 2014 and was also
approved by Acquired
Fund shareholders at
Special Meetings held
on February 13, 14
and March 11, 2014.

The Agreement and
Plan of Reorganization
for this merger is
hereby incorporated by
reference from the
definitive
Prospectus/Proxy
Statement filed with
the SEC on April 14,
2014.